Exhibit 24

POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Ana Inés Bartesaghi Bender, Mariano Andrés Biglia, Celeste Ibañez, Gustavo Tewel, Agustina Carla Trotta, Carla Susana Cánepa and Maria Belén Scharovsky , or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of GRUPO SUPERVIELLE S.A. (the “Company”) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4, Form 5 (including any amendments thereto). The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Ana Inés Bartesaghi Bender, Mariano Andrés Biglia, Celeste Ibañez, Gustavo Tewel, Agustina Carla Trotta, Carla Susana Cánepa and Maria Belén Scharovsky are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

By:	/s/ Eduardo Pablo Braun
Name:	Eduardo Pablo Braun

Date: March 16, 2026